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                                                                    EXHIBIT 10.1

                             LETTER AMENDMENT NO. 2

                                                   Dated as of November 17, 2004

M&I Marshall & Ilsley Bank
651 Nicollet Mall
Minneapolis, Minnesota 55402-1611

Ladies/Gentlemen:

      We refer to the Revolving Credit Agreement dated as of December 18, 2002, as amended (the "Credit Agreement") between you and us. Unless otherwise defined in this letter amendment, terms defined in the Credit Agreement are used in this letter amendment as defined in the Credit Agreement.

      It is hereby agreed by you and us as follows:

      The Credit Agreement is, effective the date first above written, hereby amended as follows:

            (a) A new Section 1.1(gg) is added after Section 1.1(g) with text as follows:

                  (gg) "LIBOR" means the annual rate equal to the rate at which one-month U.S. dollar deposits are offered on the first day of each calendar month on or about 9:00 a.m., Milwaukee, Wisconsin time (rounded upwards, if necessary, to the nearest 1/16 of 1%) as determined by the British Bankers Association (BBA LIBOR) and reported by a major news service selected by the Bank (such as Reuters, Bloomberg or Moneyline Telerate). If BBA LIBOR for the one month period is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the LIBOR shall be established as of the preceding day on which a BBA LIBOR rate is provided for a one month period and reported by the selected news service.

            (b) Section 2.1 is amended by changing the Termination Date to be
                December 31, 2006.

            (c) Section 2.4 is amended in full to read as follows:

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                  The Borrower shall repay, and shall pay interest on, the
                  aggregate unpaid principal amount of all Advances in accordance with the Note. The Borrower may at any time and from time to time elect to have interest accrue under the Note at a fluctuating annual rate equal to either (i) Prime Rate minus 0.50% or (ii) LIBOR plus 2.25%. Each change in the fluctuating interest rate under the Note shall take effect simultaneously with the corresponding change in the Prime Rate or in LIBOR, as applicable. The Borrower shall notify the Bank in writing of its interest rate election. If the Borrower shall fail to elect an interest rate in writing for any time period, the interest rate under the Note shall be Prime Rate minus 0.50% during that time period. After and during the continuance of an Event of Default the Borrower shall pay interest at an annual rate equal to 2.0% in excess of the rate of interest otherwise provided under this Section. All payments of principal, interest and fees under this Agreement shall be made when due to the Bank in immediately available funds. All computations of interest shall be made by the Bank on the basis of the actual number of days elapsed in a year of 360 days. Whenever any such payment shall be due on a non-Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest. The Bank is expressly authorized to charge any principal or interest payment, when due, to the Borrower's demand deposit account maintained at the Bank, or, if that account shall not contain sufficient funds, to any other account maintained by the Borrower at the Bank.

            (d) Section 5.1(f) is amended in full to read as follows:

                  (f) Tangible Net Worth. Maintain as of the end of each fiscal year Tangible Net Worth of not less than the Minimum Tangible Net Worth Amount. Maintain as of the end of each fiscal quarter a ratio of Total Liabilities to Tangible Net Worth of not more than 0.50 to 1. "Minimum Tangible Net Worth Amount" shall mean the sum of (i) $42,000,000.00 and (ii) 35% of the net income (but not net loss) in each fiscal year beginning with the fiscal year ending June 30, 2005.

            (e) Section 5.1(g) is amended in full to read as follows:

                  Net Income. Obtain a net income of not less than $250,000.00 in each fiscal quarter.

      On and after the effective date of this letter amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the

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Credit Agreement, and each reference in the Note and the Security Agreement to
"the Credit Agreement", "thereunder", "thereof", or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this letter amendment. The Credit Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

      This letter amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter amendment.

      If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning one counterpart of this letter amendment to us. This letter amendment shall become effective as of the date first above written when and if counterparts of this letter amendment shall have been executed by you and us.

                                          Very truly yours,

                                          LifeCore Biomedical, Inc.

                                          By /s/ David M. Noel
                                             -----------------------------------
                                           Its VP of Finance and CFO


Agreed as of the date
first above written:

M&I Marshall & Ilsley Bank

By /s/ Steve Nolander
   ----------------------
 Its Officer


By /s/ Sam S. Pepper Jr.
   ----------------------
 Its Vice President

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